As filed with the Securities and Exchange Commission on June 16, 2026

Registration No. 333-164926

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kennedy-Wilson Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6531	26-0508760
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

151 S. El Camino Drive

Beverly Hills, California 90212

(310) 887-6400

(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Office)

Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

(800) 677-3394

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Eric T. Juergens, Esq.

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, New York 10001

(212) 909-6000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement No.  333-164926 on Form S-1, as amended (the “Registration Statement”) filed by Kennedy-Wilson Holdings, Inc. (the “Registrant”) with the Securities and Exchange Commission, declared effective on June 11, 2010, relating to the offering of up to 20,278,690 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”) and 4,993,471 warrants to purchase Common Stock.

On June 16, 2026, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of February 16, 2026, as amended on March 15, 2026, by and among the Registrant, Kona Bidco, LLC and Kona Merger Subsidiary, Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Registrant’s Common Stock will be delisted from the New York Stock Exchange, and the Registrant has become a privately held company.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beverly Hills, California, on June 16, 2026.

KENNEDY-WILSON HOLDINGS, INC.

By:	/s/ Justin Enbody
	Name:	Justin Enbody
	Title:	Senior Executive Vice President, Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.